SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STAR GAS PARTNERS, L.P.

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STAR GAS PARTNERS, L.P. CLEARWATER HOUSE 2187 ATLANTIC STREET P.O. BOX 120011 STAMFORD, CONNECTICUT 06912-0011

February 13, 2006

Dear Star Gas Unitholder:

As an owner of Star Gas common units (NYSE:SGU) (“Star Gas” or the “Partnership”), we sent you proxy materials earlier this month regarding a recapitalization that is critical to the value of your investment. The special meeting of unitholders is fast approaching and I am sending you this letter to urge you to make your vote count before it’s too late.

The Star Gas Board and management team, after carefully considering alternatives and receiving advice from independent financial advisors, unanimously support the recapitalization.

FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THIS IMPORTANT INITIATIVE!

Kindly take a moment to read the proxy materials and vote by phone, via the internet, or kindly mail in your proxy in the enclosed pre-addressed, postage-paid envelope. Instructions for each voting method are included on the enclosed proxy card.

Since the proposed recapitalization was announced on December 5, 2005, the price of your units has appreciated significantly, rising from $1.32 to $2.54, INCREASING THE VALUE OF YOUR SGU UNITS 92% as of the date of this mailing. In addition, on February 6th, Star Gas announced much improved fiscal first quarter operating results.

However, our ability to continue to improve, which we believe should ultimately benefit our unitholders, could be in jeopardy if the proposed recapitalization is not approved. As you know, Star Gas’ agreement with its senior noteholders will terminate if the recapitalization proposals are not approved. And that event could lead to a costly and protracted dispute with bondholders that might be devastating to unitholder value.

As a reminder, under the recapitalization, COMMON UNITHOLDERS ARE BEING OFFERED THE RIGHT TO PURCHASE ADDITIONAL UNITS AT $2.00 PER UNIT – a significant discount to the current SGU market price, as of today.

But, should this recapitalization not receive enough votes, these rights will not be available and, as outlined in the proxy materials, there could also be adverse effects on both the Partnership and the value of your investment in Star Gas.

For these compelling reasons, we urge you to act today to protect the value of your Star Gas investment. Your vote is important, no matter how many or how few units you own.

Once again, thank you for your continued support.

Regards,

Joseph P. Cavanaugh

Chief Executive Officer

PS—Should you have any questions or concerns about the vote, feel free to call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at 800/960-7546 and speak with a representative who should be able to address your inquiry.

STAR GAS PARTNERS, L.P. CLEARWATER HOUSE 2187 ATLANTIC STREET P.O. BOX 120011 STAMFORD, CONNECTICUT 06912-0011

February 13, 2006

Dear Star Gas Unitholder:

As an owner of Star Gas units (NYSE:SGH) (“Star Gas” or the “Partnership”), we sent you proxy materials earlier this month regarding a recapitalization that is critical to the value of your investment. The special meeting of unitholders is fast approaching and I am sending you this letter to urge you to make your vote count before it’s too late.

The Star Gas Board and management team, after carefully considering alternatives and receiving advice from independent financial advisors, unanimously support the recapitalization.

FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THIS IMPORTANT INITIATIVE!

Kindly take a moment to read the proxy materials and vote by phone, via the internet, or kindly mail in your proxy in the enclosed pre-addressed, postage-paid envelope. Instructions for each voting method are included on the enclosed proxy card.

Since the proposed recapitalization was announced on December 5, 2005, the price of your units has appreciated significantly, rising from $1.89 to $2.13, INCREASING THE VALUE OF YOUR SGH UNITS APPROXIMATELY 13% as of the date of this mailing. In addition, on February 6th, Star Gas announced much improved fiscal first quarter operating results.

However, our ability to continue to improve, which we believe should ultimately benefit our unitholders, could be in jeopardy if the proposed recapitalization is not approved. As you know, Star Gas’ agreement with its senior noteholders will terminate if the recapitalization proposals are not approved. And that event could lead to a costly and protracted dispute with bondholders that might be devastating to unitholder value.

As a reminder, under the recapitalization, SGH UNITHOLDERS WILL BE ABLE TO CONVERT THEIR SECURITIES TO COMMON UNITS ON A ONE-FOR-ONE BASIS.

But, should this recapitalization not receive enough votes, as outlined in the proxy materials, there could be adverse effects on both the Partnership and the value of your investment in Star Gas.

For these compelling reasons, we urge you to act today to protect the value of your Star Gas investment. Your vote is important, no matter how many or how few units you own.

Once again, thank you for your continued support.

Regards,

Joseph P. Cavanaugh

Chief Executive Officer

PS—Should you have any questions or concerns about the vote, feel free to call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at 800/960-7546 and speak with a representative who should be able to address your inquiry.